                                                                      Exhibit 12


                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the Company's ratio of earnings to fixed charges for periods indicated:

                                     3 Months
                                       ENDED         YEAR ENDED DECEMBER 31,
                                     --------   --------------------------------
                                      3/31/00   1999   1998   1997   1996   1995
                                      -------   ----   ----   ----   ----   ----
Ratio of Earnings to
   Fixed Charges                       7.37     7.41   5.19   6.06   7.47   8.70

         For purposes of computing the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) and the portion of rental expense that is representative of the interest factor (deemed to be one-third of minimum operating lease rentals). The earnings to fixed charges calculation reflects the Company's proportionate share of income, expense and fixed charges attributable to the Company's investment in majority-owned unconsolidated subsidiaries and joint ventures.